[FACE OF DEBENTURE]

THIS DEBENTURE IS A GLOBAL DEBENTURE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”), OR A NOMINEE OF THE DEPOSITARY. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS DEBENTURE IS EXCHANGED IN WHOLE OR IN PART FOR DEBENTURES IN DEFINITIVE FORM. UNLESS (A) THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO AMERICAN EXPRESS COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (B) ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND (C) ANY PAYMENT HEREON IS MADE TO THE BANK OF NEW YORK, AS SERIES TRUSTEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), AND EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICAN EXPRESS COMPANY

6.80% SUBORDINATED DEBENTURE

CERTIFICATE NO.:	2	$250,000,000
CUSIP NO: 025816AU3

This Debenture is one of a duly authorized series of Debt Securities of AMERICAN EXPRESS COMPANY (the “DEBENTURES”), all issued under and pursuant to an indenture (the “BASE INDENTURE”) dated as of May 1, 1997, duly executed and delivered by AMERICAN EXPRESS COMPANY, a New York corporation (the “COMPANY,” which term includes any successor corporation under the Indenture, as hereinafter referred to), and J.P. Morgan Trust Company, National Association (the “INDENTURE TRUSTEE”), as successor trustee to PNC Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture thereto dated as of August 1, 2006 (the “FIRST SUPPLEMENTAL INDENTURE,” and together with the Base Indenture, the “INDENTURE”), between the Company, the Indenture Trustee and THE BANK OF NEW YORK (the “SERIES TRUSTEE”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Series Trustee, the Company and the Holders of the Debentures.

The Company, for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company or its registered assigns, the principal sum of two hundred fifty million U.S. Dollars ($250,000,000) on the Stated Maturity of the Debentures, or if the maturity of the Debentures is extended pursuant to Section 2.2 of the First Supplemental Indenture, the Final Maturity of the Debentures, as increased or decreased as provided for in Schedule 1 hereto.

Subject to Section 2.6, Section 2.7 and Section 2.8 of the First Supplemental Indenture, Interest Payment Dates during the Fixed Rate Period: March 1 and September 1, commencing on September 1, 2006.

Subject to Section 2.6, Section 2.7 and Section 2.8 of the First Supplemental Indenture, Interest Payment Dates during the Floating Rate Period: March 1, June 1, September 1 and December 1, commencing on December 1, 2016.

Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.

AMERICAN EXPRESS COMPANY

as the Company

By:
Name: Title:

SERIES TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 6.80% Subordinated Debentures issued under the within mentioned Indenture.

THE BANK OF NEW YORK, as Series Trustee

By:
Name: Title:

Dated: August 1, 2006

[REVERSE OF DEBENTURE]

AMERICAN EXPRESS COMPANY

6.80% SUBORDINATED DEBENTURE

To the extent permitted by applicable law, to the extent that any rights or other provisions of this Debenture differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture unless otherwise indicated.

1.     Principal and Interest. American Express Company, a New York corporation (including any successor corporation under the Indenture hereinafter referred to, the “COMPANY”), promises to pay interest on the principal amount of this Debenture at the Fixed Rate from September 1, 2006 to September 1, 2016 and at the Floating Rate from September 1, 2016 to the Stated Maturity or the Final Maturity, as the case may be.

Subject to Section 2.6, Section 2.7 and Section 2.8 of the First Supplemental Indenture, (a) during the Fixed Rate Period, this Debenture will accrue interest at a rate per annum of 6.80% of the principal amount of $1,000 per Debenture, payable semi-annually in arrears on March 1 and September 1 of each year (each a “FIXED RATE INTEREST PAYMENT DATE”), commencing on September 1, 2006 and (b) during the Floating Rate Period, this Debenture will accrue interest at a rate per annum of three-month LIBOR plus a margin equal to 222.75 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each a “FLOATING RATE INTEREST PAYMENT DATE” and together with the Fixed Rate Interest Payment Date, an “INTEREST PAYMENT DATE”), commencing on December 1, 2016. Interest not paid on any Interest Payment Date, including any interest deferred during any Extension Period, will accrue and compound at the from time to time then applicable interest rate (whether semi-annually at the Fixed Rate or quarterly at the Floating Rate, as the case may be), as provided in the Indenture. Subject to Section 2.5(a)(iii) and Section 2.5(b)(iii) of the First Supplemental Indenture, such interest will accrue and compound to the date that it is actually paid.

The amount of interest on this Debenture payable for any Interest Payment Date during the Fixed Rate Period shall be computed (i) for any full Interest Payment Period on the basis of a 360-day year of twelve 30-day months, (ii) for any period shorter than a full Interest Payment Period, on the basis of a 30-day month and (iii) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in the 30-day month. Floating Rate interest on this Debenture for any Interest Payment Period shall be computed on the basis of a 360-day year and the actual number of days elapsed during such Interest Payment Period.

2.	Optional Deferral of Interest

Subject to Section 2.8 and Section 3.2 of the First Supplemental Indenture, as long as no Event of Default has occurred and is continuing, and as long as no Mandatory Trigger Event has occurred and no Mandatory Extension Period caused thereby is continuing, the Company shall have the right at any time and from time to time, to defer payments of interest on the Debentures by extending the Interest Payment Period on the Debentures for a period not exceeding ten years in the aggregate following the Interest Payment Date on which interest was deferred (an “OPTIONAL EXTENSION PERIOD”). During an Optional Extension Period Deferred Interest on the Debentures shall not be due and payable but will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the then applicable rate of interest on the Debentures; provided that no such Optional Extension Period may end on a date other than an Interest Payment Date or extend beyond the Redemption Date or the Stated Maturity of the Debentures, or, if the maturity of the Debentures is extended pursuant to Section 2.2 of the First Supplemental Indenture, the Final Maturity of the Debentures.

The Company may settle any and all Optional Deferred Interest with cash from any source until the date that is five years (as such date may be extended by any Mandatory Extension Period occurring within an Optional Extension Period) following the first Interest Payment Date as of which the Company commenced an Optional Extension Period on the Debentures. Thereafter, subject to the occurrence of a Market Disruption Event, the Company must sell shares of Common Stock and use the proceeds therefrom to pay any outstanding Optional Deferred Interest in accordance with the provisions of Section 3.2 of the First Supplemental Indenture.

If a Mandatory Trigger Event occurs on or after commencement of an Optional Extension Period, the Optional Extension Period shall be deemed suspended for so long as the Mandatory Extension Period is continuing and the provisions of Section 2.7 of the First Supplemental Indenture shall apply. Upon the termination of such Mandatory Extension Period, the right of the Company to optionally defer payment of interest will continue.

An Optional Extension Period shall terminate on such date as all accrued and unpaid interest, together with Compounded Interest, if any, has been paid by the Company, provided that in no event shall an Optional Extension Period (regardless of whether a Mandatory Extension Period causes the extension of such Optional Extension Period) extend beyond the date which is ten years following the commencement of the Optional Extension Period, beyond the Redemption Date or beyond the Stated Maturity of the Debentures or, if the maturity of the Debentures is extended pursuant to Section 2.2 of the First Supplemental Indenture, the Final Maturity of the Debentures. Upon termination of an Optional Extension Period, the Company may commence a new Optional Extension Period, subject to the other conditions in Section 2.6 of the First Supplemental Indenture.

During an Optional Extension Period, the Company shall be subject to the limitations set forth in Section 3.1 of the First Supplemental Indenture.

3.	Mandatory Deferral of Interest

Subject to Section 2.8 and Section 3.2 of the First Supplemental Indenture, if and to the extent that a Mandatory Trigger Event has occurred and is continuing as of any Trigger Determination Date, and regardless of the election by the Company prior thereto to optionally defer interest payments pursuant to Section 2.6 of the First Supplemental Indenture, the Company shall be required to make interest payments on the Debentures from the proceeds of sales of Common Stock in accordance with the provisions of Section 3.2 of the First Supplemental Indenture beginning on the Interest Payment Date immediately following such Trigger Determination Date. If, as a result of a Market Disruption Event, the Company is prevented from making such payment in accordance with the Share Settlement Mechanism provided for in Section 3.2 of the First Supplemental Indenture, the Company must defer payments of interest (“MANDATORY DEFERRED INTEREST”) on the Debentures on such Interest Payment Date (a “MANDATORY EXTENSION PERIOD”), during which Mandatory Extension Period such Deferred Interest on the Debentures shall not be due and payable. Subject to Section 3.2(a) of the First Supplemental Indenture, any Mandatory Deferred Interest, whether or not a Mandatory Trigger Event continues, must be paid only from the proceeds of the sale of Common Stock in accordance with Section 3.2 of the First Supplemental Indenture.

By acquiring this Debenture or an interest herein, the Holder or beneficial owner of this Debenture, as the case may be, agrees that in the event of a Bankruptcy Default prior to the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2 of the First Supplemental Indenture, the Final Maturity) or redemption of this Debenture, any unpaid Mandatory Deferred Interest in excess of 25% of the then outstanding principal amount of this Debenture (or the portion of this Debenture in which such beneficial owner holds an interest) (the “FOREGONE INTEREST”) shall not be due and payable and no such Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest; provided that such limitation shall not reduce the amounts holders of Senior Indebtedness would have been entitled to receive in the absence thereof.

Mandatory Deferred Interest on the Debentures may only be satisfied using the Share Settlement Mechanism except upon an Event of Default or upon Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2 of the First Supplemental Indenture, the Final Maturity), in which case such Mandatory Deferred Interest may be satisfied without regard to the Share Settlement Mechanism. In the event that a Mandatory Extension Period is no longer continuing, subsequent interest accrued on the Debentures may be paid in cash from any source without regard to the Share Settlement Mechanism.

During any Extension Period (and until such time as all accrued but unpaid interest, together with any Compounded Interest thereon, is paid in full), the Company shall not (and shall not permit any Controlled Subsidiary to) make the payments or take any of the actions set forth in Section 3.1 of the First Supplemental Indenture.

4.	Extension Periods in General

The Holder of this Debenture, and each beneficial owner of an interest in this Debenture, by accepting the same, agrees to and shall be bound by the deferral provisions in the Indenture, including Section 2.6, Section 2.7, and Section 2.8 of the First Supplemental Indenture.

At the termination of any Extension Period, the Company shall pay all Deferred Interest then accrued and unpaid, together with Compounded Interest, on the Interest Payment Date on which such Extension Period terminates. An Extension Period will be deemed to terminate upon any redemption or upon any acceleration of the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity).

In no event shall any Extension Period, whether or not consisting of consecutive Extension Periods, (i) exceed ten consecutive years following the first Interest Payment Date on which any interest payment was deferred pursuant to Section 2.6 or Section 2.7 of the First Supplemental Indenture, (ii) unless Deferred Interest is satisfied using the Share Settlement Mechanism, end on a date other than an Interest Payment Date, (iii) extend beyond the Redemption Date, or (iv) extend beyond the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2 of the First Supplemental Indenture, the Final Maturity). For purposes of calculating the foregoing limitation on Extension Periods, (x) only when all accrued and unpaid interest, together with any Compounded Interest thereon, has been paid will any Interest Payment Period during which interest has been deferred no longer be included in such calculation; and (y) after the commencement of an Extension Period, the period from the first Interest Payment Date for which interest was deferred pursuant to Section 2.6 or Section 2.7 of the First Supplemental Indenture and ending on the Interest Payment Date on which all interest that was deferred pursuant to such Section 2.6 or Section 2.7 (other than an Optional Extension Period for so long as such period is suspended as a result of the occurrence and continuation of a Mandatory Extension Period, which shall be treated as part of the Mandatory Extension Period), including Compounded Interest, is paid in full, shall be included for purposes of calculating the length of an Extension Period.

5.	Method of Payment

Interest on this Debenture which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Debenture is registered in the Security Register at the close of business on the Regular Record Date for the payment of such interest.

6.	Paying Agent and Security Registrar

Initially, The Bank of New York, the Series Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder.

7.	Indenture

The terms of this Debenture include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Debenture is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms.

8.	Optional Right of Redemption

The Company may, at its option, redeem the Debentures (a) in whole or in part, on or after September 1, 2016 at the Par Redemption Amount; provided that if the Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Debentures (excluding Debentures held by the Company or any of its Subsidiaries) remains outstanding after giving effect to such redemption; or (b) in whole but not in part at any time within 180 days after the occurrence of a Tax Event, at the Par Redemption Amount and, if prior to September 1, 2016, the greater of the Par Redemption Amount or the Make-Whole Redemption Amount.

9.	No Sinking Fund.

The Debentures will not be subject to a sinking fund provision.

10.	Subordination

The payment of principal of and interest on this Debenture is, to the extent and in the manner provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all amounts then due on all Senior Indebtedness of the Company, and this Debenture is issued subject to such subordination provisions contained in the Indenture. Each Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Series Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Series Trustee such Holder’s attorney-in-fact for any and all such purposes.

11.	Defaults, Covenant Defaults and Remedies

The Indenture provides for Events of Default and remedies relating thereto with respect to the Debentures as set forth in Article Seven of the Base Indenture as supplemented by Section 2.10 of the First Supplemental Indenture.

The Indenture provides for Covenant Defaults and remedies relating thereto with respect to the Debentures as set forth in Article Seven of the Base Indenture as supplemented by Section 2.11 of the First Supplemental Indenture.

12.	Amendment; Supplement

The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article Eleven of the Base Indenture, as supplemented by Section 2.16 of the First Supplemental Indenture in accordance with Section 3.2(f) thereof.

13.	Restrictive Covenants

The Indenture provides restrictive covenants with respect to the Debentures as set forth in Article Twelve of the Base Indenture as supplemented by Article III of the First Supplemental Indenture.

14.	Denomination; Transfer; Exchange

The Debentures shall be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Debentures so issued are exchangeable for a like aggregate principal amount at maturity of Debentures of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Series Trustee accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Series Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

15.	Persons Deemed Owners

The registered Holder of this Debenture shall be treated as its owner for all purposes.

16.	Tax Treatment

The Company agrees, and by acquiring an interest in a Debenture each beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes.

17.	Defeasance

Subject to certain conditions contained in the Indenture, the Company’s obligations under the Indenture and some or all of the Debentures may at any time be terminated if the Company deposits with the Series Trustee cash and/or U.S. Government Obligations sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Debentures to Stated Maturity or the Final Maturity, as the case may be, as such becomes due and payable in accordance with the terms of the Indenture.

18.	No Recourse Against Others

No recourse shall be had for the payment of the principal of (and premium, if any) or the interest on this Debenture, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

19.	Authentication

This Debenture shall not be valid until the Series Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Debenture.

20.	Governing Law

The Indenture and this Debenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE 1

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL DEBENTURE

The following increases or decreases in this Global Debenture have been made:

Date	Amount of decrease in Principal Amount of Debentures evidenced by this Global Debenture	Amount of increase in Principal Amount of Debentures evidenced by this Global Debenture	Principal Amount of Debentures evidenced by this Global Debenture following such decrease or increase	Signature of authorized officer of agent